Exhibit 99.1

News Release	Contact: Media:	Juliet Massey +44 20 3124 7452 Email: Juliet.Massey@willis.com
	Investors:	Peter Poillon +1 212 915 8084 Email: Peter.Poillon@willis.com

Willis announces departure of Steve Hearn to new role

LONDON, 29 June 2015 – Willis Group Holdings (NYSE:WSH), the global risk advisory, re/insurance broking, and human capital and benefits firm, has confirmed that Deputy CEO, Steve Hearn, has decided to leave Willis. After a period of leave, Hearn will take up the role of CEO at Cooper Gay Swett & Crawford at the beginning of November.

Hearn joined Willis in 2008. He was appointed Deputy CEO of Willis Group Holdings in January 2013. He served as CEO of Willis Global from December 2011, leaving that role to oversee Willis Capital Wholesale & Reinsurance at the beginning of 2015. He was CEO of Willis Re from February to December 2011, having led Faber & Dumas, Global Markets International and Willis Facultative from 2008 until 2011.

Dominic Casserley, Willis Group CEO, said: “I want to thank Steve for everything that he has done for Willis in a host of senior roles over the past seven years. Steve has served clients with distinction, influenced the careers of dozens of Willis colleagues, particularly in the UK and in our speciality and reinsurance businesses, and played a significant leadership role on a wide range of initiatives including our recent investment in Miller Insurance Services.”

Casserley continued: “Steve has been an extraordinary help to me, both as my deputy in my first two-and-a-half years at Willis and in recent months supporting the arrival of new Willis GB chief executive Nicolas Aubert and in ensuring that all his responsibilities are passed appropriately to other executives. He has also demonstrated strong leadership in our industry in the work of the London Market Group. We are, of course, sorry to see Steve leave our firm, but at this natural point of inflection in his career, we congratulate him on his new appointment.”

Steve Hearn said, “I want to thank all of the Willis team for what has been a great professional experience for me over the past seven years. It has been a pleasure to play my part in putting Willis’ strategy in place, and to see those plans enable superb client service and the growth of the firm. It has been a very hard decision to leave an institution that I care deeply about, and I wish my friends and colleagues at Willis all the best for the future.”

NOTES FOR EDITORS

About Willis Group

Willis Group Holdings plc is a leading global risk advisory, re/insurance broking, and human capital and benefits firm. With roots dating to 1828, Willis operates today on every continent with more than 18,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.